Exhibit 99.1

Saflink Receives NASDAQ Delisting Notice

KIRKLAND, WA – (December 18, 2006) Saflink® Corporation (NASDAQ:SFLK) a leading provider of solutions for secure access, identity assurance and productivity announced today that it received a letter from Nasdaq on December 12, 2006, indicating that Saflink has not regained compliance with the minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4) and, as a result, Nasdaq has determined to delist Saflink securities from the Nasdaq Capital Market.

On December 16, 2005, Saflink received a Nasdaq staff deficiency letter indicating that it was not in compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market because the bid price of Saflink common stock closed below $1.00 per share for 30 consecutive business days. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), Saflink was provided 180 calendar days, or until June 14, 2006, to regain compliance with the minimum bid price requirement. On June 15, 2006, Saflink was provided an additional 180 calendar days, or until December 11, 2006, to regain compliance with the minimum bid price requirement.

Nasdaq has indicated that, unless Saflink requests an appeal of Nasdaq’s determination to delist Saflink securities to a listing qualifications panel, trading in Saflink’s common stock will be suspended at the opening of business on December 21, 2006. Saflink intends to request an appeal of Nasdaq’s determination, which would postpone the effect of the delisting pending a hearing on the matter before the panel. As a result, Saflink believes its common stock will continue to trade on the Nasdaq Capital Market pending the panel’s decision.

In addition, on October 11, 2006, Saflink received written notification from Nasdaq indicating that Saflink was not in compliance with the Nasdaq audit committee requirements as set forth in Marketplace Rule 4350 because Steven M. Oyer, who was serving as the chairman of Saflink’s audit committee, agreed to serve as the company’s interim chief executive officer. On November 6, 2006, Saflink appointed Lincoln D. Faurer to serve as the chairman of its audit committee and also appointed Asa Hutchinson to serve as a member of the audit committee. Mr. Oyer no longer serves on the audit committee.

About Saflink

Saflink Corporation offers biometric security and smart card solutions that protect intellectual property, secure information and eliminate passwords. Saflink identity assurance management solutions allow administrators to verify the identity of users and control their access to computer networks, facilities and applications. Winner of seven awards in 2005, Saflink and its solutions have been recognized by organizations such as Frost & Sullivan and Software Magazine’s Software 500. For more information, please visit www.saflink.com or call 800-762-9595

NOTE: “Saflink” is a registered trademark of Saflink Corporation. “NASDAQ” and “The NASDAQ Stock Market” are registered trademarks of The NASDAQ Stock Market, Inc.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors and are subject to certain assumptions, risks, uncertainties and changes in circumstances. If we are unable to regain compliance with the Nasdaq minimum bid price requirement and our appeal to the Nasdaq listing qualifications panel is unsuccessful, our its stock will be delisted from the Nasdaq Capital Market. If our common stock is delisted from the Nasdaq Capital Market, it may trade on the over-the-counter market, which may be a less liquid market. In such case, your ability to trade, or obtain quotations of the market value of, shares of our common stock could be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. In addition, the delisting of our common stock from the Nasdaq Capital Market would significantly impair our ability to raise capital in the public markets in the future Other risks and uncertainties include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market, and those described in our most recent Quarterly Report on Form 10-Q and our most recent Annual Report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

SAFLINK PRESS CONTACT:

Sterling Communications

Katie James

(206) 388-5758

kjames@sterlingpr.com

INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor, Lindsay Kenoe

(847) 945-2222

www.investorawareness.com